                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 BANCTEC, INC.

                          BTEC MERGER SUBSIDIARY, INC.


                                      AND

                         RECOGNITION INTERNATIONAL INC.


                            DATED AS OF MAY 19, 1995


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
                               TABLE OF CONTENTS


                                                                                                                      PAGE
                                                        ARTICLE I
                                                        THE MERGER

         Section 1.1      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                        ARTICLE II
                                                THE SURVIVING CORPORATION

         Section 2.1      Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.2      By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.3      Directors and Officers of Surviving Corporation . . . . . . . . . . . . . . . . . . . . . .   3

                                                       ARTICLE III
                                                   CONVERSION OF SHARES

         Section 3.1      Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 3.2      Exchange of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 3.3      Dividends; Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 3.4      No Fractional Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 3.5      Closing of Company Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.6      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                                        ARTICLE IV
                                         REPRESENTATIONS AND WARRANTIES OF PARENT

         Section 4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 4.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.3      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 4.4      Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 4.5      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 4.6      Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 4.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.8      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.9      Information in Disclosure Documents and Registration
                          Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 4.10     Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.11     No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 4.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 4.13     Title to Properties; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 4.14     Trademarks, Patents and Copyrights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 4.15     Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





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
         Section 4.16     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.17     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 4.18     Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 4.19     Environment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


                                                        ARTICLE V
                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 5.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 5.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 5.3      Company Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 5.4      Authority Relative to this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.5      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.6      Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.7      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.8      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.9      Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.10     No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.11     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.12     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.13     Title to Properties; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.14     Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.15     Information in Disclosure Documents and Registration
                          Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.16     Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.17     Trademarks, Patents and Copyrights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 5.18     Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                        ARTICLE VI
                                          CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1      Conduct of Business by the Company Pending the Merger . . . . . . . . . . . . . . . . . . .  35
         Section 6.2      Conduct of Business by Parent Pending the Merger  . . . . . . . . . . . . . . . . . . . . .  37
         Section 6.3      Conduct of Business of Parent Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                       ARTICLE VII
                                                  ADDITIONAL AGREEMENTS

         Section 7.1      Access and Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 7.2      Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 7.3      Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 7.4      Proxy Statements; Stockholder Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 7.5      Compliance with the Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 7.6      Antitrust Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 7.7      Employee Stock Options and Convertible Debentures . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.8      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





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
         Section 7.9      By-Law Indemnification Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 7.10     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 7.12     Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                       ARTICLE VIII
                                         CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 8.1      Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . .  46
         Section 8.2      Conditions to Obligation of the Company to Effect the
                          Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 8.3      Conditions to Obligations of Parent and Parent Subsidiary
                          to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                        ARTICLE IX
                                                       TERMINATION

         Section 9.1      Termination by Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.2      Termination by Either Parent or the Company . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.3      Termination by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 9.4      Effect of Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 9.5      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                        ARTICLE X
                                                    GENERAL PROVISIONS

         Section 10.1     Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . .  54
         Section 10.2     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 10.4     Descriptive Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.5     Entire Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.6     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.7     Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 10.8     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57





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
                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of May 19, 1995, (the "Agreement") by and among BancTec, Inc., a Delaware corporation ("Parent"), BTecMerger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Parent Subsidiary"), and Recognition International Inc., a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent and Parent Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company, and such Boards of Directors have approved the merger (the "Merger") of Parent Subsidiary with and into the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests:

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1      The Merger.  At the Effective Time (as defined in
Section 1.2 hereof), Parent Subsidiary shall be merged with and into the Company and the separate existence of Parent Subsidiary shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger be "BTec Merger Subsidiary, Inc." The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "GCL").

         Section 1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6 hereof. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate is so filed.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

         Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company, except as amended to change the name to BTec Merger Subsidiary, Inc.

         Section 2.2 By-Laws. The By-Laws of Parent Subsidiary as in effect at the Effective Time shall be the By- Laws of the Company.

         Section 2.3      Directors and Officers of Surviving Corporation.

                 (a) The directors of Parent Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law.

                 (b) The officers of the Parent at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                 (a) Each unit consisting of a share of Common Stock, par value $.25 per share, of the Company together with each Preferred Stock Purchase Right associated therewith (issued in accordance with the Rights Agreement dated September 29, 1992 between the Company and Society National
Bank) (each such unit a "Share" and multiple units the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent or any subsidiary of Parent) shall be converted into the right to receive .59 (the "Exchange Ratio") of a share of Parent Common Stock ("Parent Common Stock" and "Parent Shares"), payable upon the surrender of the certificate formerly representing such Share. Holders of shares of the Company Common Stock shall also have the right to receive together with each share of

Parent Common Stock issued in the Merger, one associated stock purchase right (a "Right") in accordance with the Rights Agreement dated June 16, 1988 between Parent and First Republic Bank, Dallas, as amended. References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Rights.

                 (b) Each Share held in the treasury of the Company and each Share held by Parent or Parent Subsidiary immediately prior to the Effective Time shall be cancelled and retired and cease to exist;

                 (c) Each share of Common Stock, par value $.01 per share, of Parent Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of Common Stock of the Surviving Corporation.

         Section 3.2      Exchange of Shares.  Parent shall authorize one or
more persons to act as exchange agent hereunder (the "Exchange Agent").   As
soon as practicable after the Effective Time, Parent shall make available, and each holder of Shares will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Shares for cancellation, certificates representing the number of Parent Shares into which such Shares are converted in the Merger. The Parent Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         Section 3.3 Dividends; Transfer Taxes. No dividends that are declared on Parent Shares will be paid to persons entitled to receive certificates representing Parent Shares until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Shares shall be issued, any dividends which shall have become payable with respect to such Parent Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Parent Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Shares or dividends thereon or, in accordance with Section 3.4 hereof, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

         Section 3.4 No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of the Company shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of stock certificates for exchange pursuant to this Article III will be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the closing sale price of Parent Shares on the National Association of Securities Dealers Automated Quotations National Market System (the "NASDAQ") on the day of the Effective Time, or, if the Parent Shares are not so traded on such day, the closing sale price on the next preceding day on which such stock was traded on the NASDAQ.

         Section 3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Parent Shares.

         Section 3.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, at 10:00 a.m., local time, on the later of (a) the date of the stockholders' meetings referred to in Section 7.4 hereof or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as Parent and the Company shall agree.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         The Parent represents and warrants to the Company and its subsidiaries as follows:

         Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on Parent and its subsidiaries taken as a whole. Parent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent Subsidiary has not engaged in any business since the date of its incorporation.

         Section 4.2 Capitalization. The authorized capital stock of Parent consists of 45,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of December 25, 1994, (a) 10,614,667 Parent Shares were issued and outstanding,
(b) no shares of Parent Preferred Stock were issued and outstanding, (c) employee stock options to acquire 1,728,170 Parent Shares (the "Parent Employee Stock Options") were outstanding under all stock option plans of Parent and (d) 2,817,155 Parent Shares were reserved for issuance pursuant to all employee benefit plans of Parent. All of the issued and outstanding Parent Shares are validly issued, fully paid and nonassessable and free of preemptive rights.
All of the Parent Shares issuable in exchange for Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of Parent Subsidiary consists of 1,000 shares of Common Stock, par value $.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent.

         Section 4.3 Subsidiaries. Except as set forth on Schedule 4.3 hereto, the Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, foreign or domestic. Such corporations, partnerships, joint ventures or other business entities of which the Parent or any of its other subsidiaries owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity are herein after referred to as the "subsidiaries". Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each subsidiary has the corporate power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a material adverse effect on the Parent and its subsidiaries taken as whole. Each subsidiary that is a partnership is duly qualified as a foreign partnership authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a material adverse effect on Parent and its subsidiaries taken as a
whole.   All of the outstanding shares of capital stock of the subsidiaries that are corporations are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3 hereto, all of the outstanding shares of capital stock of, or other ownership interests in, each of the subsidiaries are owned by Parent or by a subsidiary of Parent free and clear of any liens, claims, charges or encumbrances. Except as set forth in Schedule 4.3 hereto, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Parent or any subsidiary to issue, transfer or sell any securities of any such subsidiary. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which Parent or any of the its subsidiaries is a party or is bound with respect to the voting of the capital stock of Parent or any its subsidiaries.

         Section 4.4 Authority Relative to this Agreement. Each of Parent and Parent Subsidiary has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Parent Subsidiary and the consummation by Parent and Parent Subsidiary of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Parent Subsidiary, and by Parent as the sole stockholder of Parent Subsidiary, and, except for the approvals of Parent's stockholders to be sought at the stockholders' meeting contemplated by Section 7.4(b) hereof, no other corporate proceedings on the part of Parent or Parent Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Parent Subsidiary and constitutes a valid and binding agreement of each of Parent and Parent Subsidiary, enforceable against Parent and Parent Subsidiary in accordance with its terms.

         Section 4.5 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of a Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent and Parent Subsidiary of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Parent Subsidiary nor the consummation by Parent or Parent Subsidiary of the transactions contemplated hereby, nor compliance by Parent or Parent Subsidiary with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of Parent or of Parent Subsidiary, (b) except as set forth on Schedule 4.5 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Parent and its subsidiaries taken as a whole.

         Section 4.6 Reports and Financial Statements. Parent has filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1992 (collectively, the "SEC Reports"), and has previously furnished the Company with true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports presents fairly in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly in all material respects the results of operations and the changes in financial position of Parent and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

         Section 4.7 Absence of Certain Changes or Events. Except as set forth in Schedule 4.7 hereto or in the SEC Reports, since December 25, 1994, Parent and its subsidiaries have not: (a) taken any of the actions set forth in Sections 6.2(b) or 6.2(c) hereof; (b) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Parent and its subsidiaries taken as a whole; or (c) conducted its business and operations other than in the ordinary course of business and consistent with past practices.

         Section 4.8 Litigation. Except for litigation disclosed in the notes to the financial statements included in Parent's Annual Report to Stockholders for the year ended March 27, 1994 or in the SEC Reports there is no suit, action or proceeding pending or, to the best knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries, the outcome of which, in the reasonable judgment of Parent, is likely to materially and adversely affect the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole; nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent nor any of its subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

         Section 4.9 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by Parent or Parent Subsidiary for inclusion in (a) the Registration Statement to be filed with the SEC by Parent on Form S-4 under the Securities Act for the purpose of registering the Parent Shares to be issued in the Merger (the "Registration Statement") and (b) the joint proxy statement to be distributed in connection with the Parent's and the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder.

         Section 4.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent SEC Reports or which were incurred after December 25, 1994 in the ordinary course of business and consistent with past practices, Parent and its subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet (or reflected in the notes thereto).

         Section 4.11 No Default. Neither Parent nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provisions of (a) its Certificate of Incorporation or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Parent or any of the its subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a material adverse effect on Parent and its subsidiaries, taken as a whole.

         Section 4.12     Taxes.

         (a) Parent has heretofore delivered or will make available to the Company true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise, sales and use and other Tax Returns (as hereinafter defined) filed by Parent and its subsidiaries for each of the Parent's years ended March 31, 1990, 1991, 1992, 1993 and 1994 inclusive. Parent has duly filed, and each of its subsidiaries has duly filed, all material federal, state, local and foreign income, franchise, sales and other Tax Returns required to be filed by Parent or subsidiaries. All such Tax Returns are true, correct and complete, in all material respects, and Parent and its subsidiaries have duly paid, all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and have paid or made adequate provisions for payment of all accrued but unpaid Taxes in respect of all periods since the periods covered by such Tax Returns. Except as set forth in Schedule 4.12 hereof, there are no material tax liens on the assets of Parent or its subsidiaries. Except as set forth in Schedule 4.12 hereof, no deficiencies have been assessed as a result of any examination of Tax Returns of Parent or its subsidiaries by federal, state, local or foreign tax authorities, and no deficiencies for Taxes have been proposed or asserted against Parent and its subsidiaries. Except as disclosed in Schedule 4.12 hereof, no issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any period not so examined, could reasonably be expected to result in a proposed deficiency for any period not so examined. Except as disclosed in Schedule 4.12 hereof, neither Parent nor any of its subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for Taxes. Parent and each of its subsidiaries have complied (and until the Closing will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406 and 6041 through 6049 of the Code (or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

         (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales and use, transfer, license, payroll, disability, unemployment, estimated, withholding, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

         Section 4.13 Title to Properties; Encumbrances. Except as described in the following sentence, each of Parent and its subsidiaries has good, valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of Parent and its subsidiaries as of December 25, 1994 included in Parent's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 25, 1994). None of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except (i) as set forth in Schedule 4.13 hereto, and (ii) imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Parent and the its subsidiaries.

          Section 4.14 Trademarks, Patents and Copyrights. Parent and its subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Parent and its subsidiaries as currently conducted or as contemplated to be conducted, and Parent, except as set forth in Schedule 4.14 hereof, is unaware of any assertion or claim challenging the validity of any of the foregoing. To the best knowledge of the Parent, the conduct of the business of Parent and the subsidiaries as currently conducted does not conflict in any way with any patent, patent rights, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party, except as set forth in Schedule 4.14 hereof. To the best knowledge of Parent there are no infringements of any proprietary rights owned by or licensed by or to Parent or any of its subsidiaries.

         Section 4.15 Compliance with Applicable Law. Each of Parent and its subsidiary is in compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise), where the failure to be in such compliance would have a material adverse effect on Parent and its subsidiaries, taken as a whole.

         Section 4.16 Labor Matters. Neither Parent nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Parent, threatened against Parent or its subsidiaries relating to their business, except for any such preceding pending which would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its subsidiaries.

         Section 4.17  Employee Benefit Plans.

         (a) Schedule 4.17 hereto sets forth a true and complete list of all the following: each "employee benefit plan," as such term is defined in
Section 3(3) of Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), pursuant to which the Parent or any of its subsidiaries has (A) any liability with respect to current or former employees, agents, directors, or independent contractors of the Parent or its subsidiaries ("Employees") or (B) any obligation to issue capital stock of the Parent or any of its subsidiaries (each, an "Employee Plan"), and each other plan, program, policy, contract or arrangement providing for bonuses, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which the Parent or any of its subsidiaries has any liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of the Parent or any subsidiary (each, a "Benefit Arrangement"). Parent has provided Company with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) Form 5500 or similar form (including all schedules thereto), if applicable; for the last two years; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

         (b) Each Employee Plan and Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code. Neither the Parent nor any of its subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of the Parent, any other disqualified person or party-in-interest with respect to any Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA, with respect to which the Parent or its subsidiaries could have or has any material liability. All contributions required to be made to the Employee Plans and Benefit Arrangements have been made in a timely fashion. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code.

         (c) No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.

         (d) No Employee Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "multiple employer plan" described in
Section 4063(a) of ERISA, nor has the Parent or any ERISA Affiliate at any time since September 2, 1974, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan. "ERISA Affiliate" means any entity that is required to be aggregated with Parent or any of its subsidiaries under Sections 414(b),(c),(m) or (o) of the Code.

         (e) Except with respect to an Employee Plan, neither the Parent nor any ERISA Affiliate has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA,
(iii) sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

         (f) Except as provided on Schedule 4.17 hereto, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, the forgiveness of any loan or other commitment of any Employees, or result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Parent's knowledge, threatened, with respect to any Employee Plan or Benefit Arrangement.

         (h) Except as provided on schedule 4.17 hereto, no amounts paid or payable by the Parent or any subsidiary to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

         (i) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Section 4980B of the Code.

         (j) Neither Parent, any subsidiary or any ERISA Affiliate, nor any of the Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction with any of the Employee Plans in connection with which Parent, any subsidiary or any ERISA Affiliate, any of the Employee Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Employee Plans or any such trust could be subject to either a material civil liability under section 409 of ERISA or Section 502(i) of ERISA, or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

         Section 4.18 Opinion of Financial Advisor. The Board of Directors of Parent (at a meeting duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of the holders of the Common Stock. Parent has received the opinion of Merrill Lynch & Co., Parent's financial advisor, substantially to the effect that the Exchange Ratio and the Merger is fair to Parent from a financial point of view.

         Section 4.19 Environment Matters. Except as set forth on Schedule 4.19, neither the Parent nor any of its subsidiaries is in violation of any laws, regulations, or ordinances whose primary purpose is the protection of the environment or human health, the Parent and each subsidiary possesses all permits and authorizations required for its operations under such laws, and the Parent has filed or submitted all notifications and reports required under such laws. The Parent and each subsidiary has disposed of all of its hazardous wastes, hazardous substances, solid wastes, and any other pollutants or contaminants only at facilities authorized to receive such wastes. Neither the parent nor any of it subsidiaries has received notice of any actual or potential liability arising from the disposal or release of hazardous wastes, hazardous substances, solid wastes, or any other pollutant or contaminant (a) generated by the Parent or any subsidiary, (b) transported to a disposal facility by the Parent or any subsidiary, (c) at a facility owned or operated by the Parent or any subsidiary or (d) where such disposal or release was arranged for by the Parent and each subsidiary within the meaning of 42 U.S.C.
Section 9607(a)(3) or any analogous state or local law.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent, and Parent Subsidiary as follows:

         Section 5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the Company and its subsidiaries taken as a whole.

         Section 5.2 Capitalization. The authorized capital stock of the Company consists of (a) 30,000,000 shares of Common Stock, par value $.25 per share, (b) 800,000 shares of Preferred Stock, no par value, (c) 200,000 shares of Series A Junior Participating Preferred Stock, (d) 7 1/4% Convertible Subordinated Debentures Due 2011, (the "Convertible Debentures") and (e) Preferred Stock Purchase Rights. As of the date hereof, (a) 15,355,740 Shares were issued and outstanding, (b) no shares of preferred stock were outstanding,
(c) employee and director stock options to acquire 2,528,136 Shares (the "Employee Stock Options") were outstanding under all stock option plans and agreements of the Company (d) 3,087,882 shares were reserved for issuance under the Convertible Debentures, and (e) 15,355,740 Preferred Stock Purchase Rights were issued and outstanding. All of the issued and outstanding Shares are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above and as otherwise provided for in this Agreement, there are not now, and at the

Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock. Except as provided in this Agreement, after the Effective Time, the Company will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

         Section 5.3      Company Subsidiaries.  Except as set forth on
Schedule 5.3 hereto, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, foreign or domestic. Such corporations, partnerships, joint ventures or other business entities of which the Company or any of its other subsidiaries owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "Subsidiaries". Except as set forth in Schedule 5.3 hereto, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 5.3 hereof, all of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a Subsidiary free and clear of any liens, claims, charges and encumbrances. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or other commitments obligating the Company or any Subsidiary to issue, transfer or sell any securities of any Subsidiary. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of the Subsidiary is a party or is bound with respect to the voting of the capital stock of the Company or any of the Subsidiary.

         Section 5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its stockholders to be sought at the stockholders meeting contemplated by Section 7.4 hereof, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         Section 5.5 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, and state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws and the filing and recordation of a Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of the Company or any Subsidiary, (b) except as set forth on Schedule 5.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company and Subsidiaries taken as a whole.

         Section 5.6 Reports and Financial Statements. The Company has filed all reports required to be filed with the SEC pursuant to the Exchange Act since January 1, 1992 (such reports, and its Prospectus dated April 20, 1993 relating to its Common Stock, being hereinafter collectively referred to as the "Company SEC Reports"), and has previously furnished Parent with true and complete copies of all such Company SEC Reports. None of such Company SEC Reports, as of their respective dates, contained any untrue statement or a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly in all material respects the results of operations and the changes in financial position of the Company and the Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

         Section 5.7 Absence of Certain Changes or Events. Except as set forth in Schedule 5.7 hereto or in the Company SEC Reports, since January 31, 1995, neither the Company nor any of the Subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), except in the ordinary course of business and consistent with past practices, Section 6.1(c) or except in the ordinary course of business and consistent with past practices Section 6.1(e) hereof; (b) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of the Company and the Subsidiaries taken as a whole; or (c) conducted its business and operations other than in the ordinary course of business and consistent with past practices.

         Section 5.8 Litigation. Except for litigation disclosed in the Company SEC Reports or in Schedule 5.8 there is no suit, action or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the outcome of which, in the reasonable judgment of the Company, may materially and adversely affect the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company nor any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

         Section 5.9 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or which were incurred after January 31, 1995 in the ordinary course of business and consistent with past practices, the Company and the Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet (or reflected in the notes thereto).

         Section 5.10 No Default. Neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provisions of (a) its Certificate of Incorporation or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which the Company or any Subsidiary is a party or by which they or any of their properties or assets may be bound, or
(c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary, except in the case of clauses (b) and (c) above for defaults or violations which would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

         Section 5.11     Taxes.

         (a) The Company has heretofore delivered or will make available to Parent true, correct and complete copies of the consolidated federal, state, local and foreign income, franchise, sales and other Tax Returns filed by the Company and Subsidiaries for each of the Company's years ended October 31, 1990, 1991, 1992, 1993 and 1994 inclusive. The Company has duly filed, and each Subsidiary has duly filed, all material federal, state, local and foreign income, franchise, sales and use and other Tax Returns required to be filed by the Company or the Subsidiary. All such Tax Returns are true, correct and complete, in all material respects, and the Company and the Subsidiaries have duly paid all Taxes required to be paid in respect of the periods shown as due in such returns and have made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of all periods since the periods covered by such Tax Returns except as set forth in Schedule 5.11 hereof. Except as set forth in Schedule 5.11 hereof, there are no material tax liens on the assets of the Company and the Subsidiaries. Except as set forth in Schedule 5.11 hereof, no deficiencies have been assessed as a result of any examination of Tax Returns of the Company or the Subsidiaries by federal, state, local or foreign tax authorities, and no deficiencies for Taxes have been proposed or asserted against the Company and the Subsidiaries. Except as disclosed in Schedule 5.11 hereof, no issue has been raised during the past five years by any federal, state, local or foreign taxing authority which, if raised with regard to any period not so examined, could reasonably be expected to result in a proposed deficiency for any period not so examined. Except as disclosed in Schedule 5.11 hereof, neither the Company nor any of the Subsidiaries has granted any extension or waiver of the statutory period of limitations applicable to any claim for Taxes. Except as set forth on Schedule
5.11 hereof, neither the Company nor any of the Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The Company and each of the Subsidiaries have complied (and until the Closing will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes including the reporting and withholding requirements under Sections 1441 through 1464, 3401 through 3406 and 6041 through 6049 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

         Section 5.12  Employee Benefit Plans; ERISA.

         (a) Schedule 5.12 hereto sets forth a true and complete list of all the following: each "employee benefit plan," as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), other than any plans or arrangements required by local law, pursuant to which the Company or any Subsidiary has (A) any liability with respect to current or former employees, agents, directors, or independent contractors of the Company or any Subsidiary ("Company Employees") or (B) any obligation to issue capital stock of the Company or any Subsidiaries (each, a "Company Employee Plan"), and each other plan, program, policy, contract or arrangement providing for bonuses, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, life insurance or other employee benefits, or compensation to or for any Company Employees or any beneficiaries or dependents of any Company Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which the Company or any Subsidiary has any liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of the Company or any Subsidiary (each, a "Benefit Arrangement"). The Company has provided, or will provide, Parent with respect to each Company Employee Plan and Benefit
Arrangement: (i) a true and complete copy of all written documents comprising such Company Employee Plan or Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Employee Plan or Benefit Arrangement; (ii) the most recent Form 5500 or similar form (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

         (b) Each Company Employee Plan and Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code. Neither the Company nor any Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of the Company, any other disqualified person or party-in- interest with respect to any Company Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA, with respect to which the Company or its Subsidiaries could have or has any material liability. All contributions required to be made to the Company Employee Plans and Benefit Arrangements have been made in a timely fashion. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code.

         (c)     No Company Employee Plan is subject to Title IV of ERISA or
Section 412 of the Code.

         (d) No Company Employee Plan is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA or a "multiple employer plan" described in Section 4063(a) of ERISA, nor has the Company or any ERISA Affiliate of the Company at any time since September 2, 1974, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan. "ERISA Affiliate" means any entity that is required to be aggregated with the Company or any Subsidiary under Sections 414(b),(c),(m) or (o) of the Code.

         (e) Except with respect to a Company Employee Plan, neither the Company nor any ERISA Affiliate has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

         (f) Except as provided on Schedule 5.12, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, constitutes an event under any Company Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, a Company Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Company Employee Plan or Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Company Employee, the forgiveness of any loan or other commitment of any Company Employees, or resulting any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         (g) Except as provided in Exhibit 5.12 hereto, there are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Company Employee Plan or Benefit Arrangement.

         (h) Except as provided in Schedule 5.12 hereto, no amounts paid or payable by the Company or any Subsidiary to or with respect to any Company Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

         (i) No Company Employees and no beneficiaries or dependents of Company Employees are or may become entitled under any Company Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by
Section 4980B of the Code.

         (j) Neither the Company, any Subsidiary or any ERISA Affiliate, nor any of the Company Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction with any of the Employee Plans in connection with which the Company, and Subsidiary or any ERISA Affiliate, any of the Company Employee Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Company Employee Plans or any such trust could be subject to either a material civil liability under section 409 of ERISA or Section 502(i) of ERISA, or a material tax imposed pursuant to section 4975 or 4976 of the Code.

         Section 5.13 Title to Properties; Encumbrances. Except as described in the following sentence, each of the Company and the Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of the Company and the Subsidiaries as of January 31, 1995 included in the Company's Quarterly Report on Form 10-Q for the period ended on such date (except as set forth in Schedule 5.13 hereof and except for properties and assets disposed of in the ordinary course of business and consistent with past practices since January 31, 1995). None of such properties or assets is subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except (i) as set forth in Schedule 5.13 hereto, and (ii) imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of the Company and the Subsidiaries.

         Section 5.14 Compliance with Applicable Law. Each of the Company and the Subsidiaries is in compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) (collectively, the "Laws"), where the failure to be in such compliance would have a material adverse effect of the Company and the Subsidiaries, taken as a whole.

         Section 5.15 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by the Company for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

         Section 5.16 Opinion of Financial Advisor. The Board of Directors of the Company (at meetings duly called and held) has unanimously determined that the transactions contemplated hereby are fair to and in the best interests of the holders of the Shares. The Company has received the written opinion of Bear, Stearns & Co., Inc., the Company's financial advisor, substantially to the effect that the consideration to be received in the Merger by the holders of the Shares is fair to such stockholders from a financial point of view.

         Section 5.17 Trademarks, Patents and Copyrights. The Company and the Subsidiaries own or possess adequate licenses or other valid rights to use all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted or as contemplated to be conducted, and the Company except as set forth in Schedule 5.17 hereof, is unaware of any assertion or claim challenging the validity of any of the foregoing. To the best knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third parties except as set forth in Schedule 5.17 hereof. To the best knowledge of the Company there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Subsidiary, except as set forth in Schedule 5.17 hereof.

         Section 5.18 Labor Matters. Except as set forth on Schedule 5.18, neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries relating to their business, except for any such preceding which would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Subsidiaries.

         Section 5.19 Environmental Matters. Except as set forth on Schedule 5.19, and notwithstanding the materiality qualification in Sections 5.10 and 5.14, neither the Company nor a Subsidiary is in violation of any laws, regulations, or ordinances whose primary purpose is the protection of the environment or human health, the Company and its Subsidiaries possess all permit and authorizations required for its operations under such laws, and the Company and its Subsidiaries have filed or submitted all notifications and reports required under such laws. The

Company and its Subsidiaries have disposed of all of its hazardous wastes, hazardous substances, solid wastes, and any other pollutants or contaminants only at facilities authorized to receive such wastes. Except as set forth in
Schedule 5.19, the Company and its Subsidiaries have not received notice of any actual or potential liability arising from the disposal or release of hazardous wastes, hazardous substances, solid wastes, or any other pollutant or contaminant (a) generated by the Company or any Subsidiary or any of their operations, (b) transported to a disposal facility by the Company or any Subsidiary, (c) at a facility owned or operated by the Company or (d) where such disposal or release was arranged for by the Company or any Subsidiary, within the meaning of 42 U.S.C. Section 9607(a)(3) or any analogous state or local law.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise contemplated by this Agreement:

                 (a) the respective businesses of the Company and the Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of the Company's and the Subsidiaries' operations;

                 (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of the Subsidiaries; (ii) amend its Certificate of Incorporation or By-laws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of the Subsidiaries;

                 (c)      neither the Company nor any of the Subsidiaries shall
(i) authorize for issuance, issue or sell or agree to issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued Shares reserved for issuance upon the exercise of currently outstanding Employee Stock Options; (ii) except for product sales, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets other than in the ordinary course of business and in any event, in amounts greater than $1,500,000 in the aggregate for the Company and the Subsidiaries collectively; (iii) incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary in the ordinary course of business and consistent with past practices; (v) make any loans, advances or capital contributions to, or investments in, any other person, other than to a Subsidiary in the ordinary course of business; (vi) authorize capital expenditures in excess of $250,000 per expenditure and $6,000,000 in the aggregate for the Company and the Subsidiaries collectively;
(vii) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be cancelled or terminated by failure to pay premiums; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (d) the Company shall use its best efforts to preserve intact the business organization of the Company and the Subsidiaries, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with it and the Subsidiaries;

                 (e) neither the Company nor any of the Subsidiaries will enter into any new agreements with any of their respective officers, directors or employees or grant any increases in the compensation of their respective officers, directors and employees, or enter into, adopt or amend any employee compensation or benefit plans or any Plan (as that term is defined in Schedule
5.12 hereto); and

                 (f)      neither the Company nor any of the Subsidiaries shall
(i) knowingly take or allow to be taken any action which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 386(a) of the Code.

         Section 6.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing, or as otherwise contemplated by this Agreement:

                 (a) the respective businesses of Parent and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of Parent's operations;

                 (b) Parent shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or By-Laws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries;

                 (c)      neither Parent nor any of the its subsidiaries shall
(i) authorize for issuance, issue or sell or agree to issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued shares of Parent Common Stock granted or reserved for issuance upon the exercise of Parent Employee Stock Options and except for grants of options under the Parent Employee Stock Option Plan, in the ordinary course of business; (ii) incur, assume or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than its subsidiary in the ordinary course of business.

                 (d) Parent shall use its best efforts to preserve intact the business organization of the Parent and its subsidiaries, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with it and its subsidiaries; and

                 (e) neither Parent nor any of its subsidiaries shall (i) knowingly take or allow to be taken any action which would jeopardize the treatment of Parent's acquisition of the Company as a pooling of interests for accounting purposes; or (ii) knowingly take any action which would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         Section 6.3 Conduct of Business of Parent Subsidiary. During the period from the date of this Agreement to the Effective Time, Parent Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         Section 7.1 Access and Information. Except for information relating to any claims either party may have against the other, the Company and Parent shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party may reasonably request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other material (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         Section 7.2 Acquisition Proposals. Company agrees (a) that, neither it nor its Subsidiaries shall, and that it and they will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to or have any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in such party or any subsidiary of such party (an "Acquisition Proposal"), other than the Merger, (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing, and (c) that it will notify the other party immediately in writing if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of the Company from (i) furnishing information or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire such party pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if and only to the extent that, (1) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (3) subject to any confidentiality agreement with such person or entity (which the Company determined in good faith was required to be executed in order for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law), the Company keeps the Parent informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section
7.2 shall (1) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof), (2) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form), or (3) affect any other obligation of any party under this Agreement.

         Section 7.3 Registration Statement. As promptly as practicable, Parent and the Company shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement.
Each of Parent and the Company shall use its best efforts to have the Registration Statement declared effective. Parent will also use its best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Parent Shares pursuant hereto. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with such Registration Statement and issuance of Parent Shares.

         Section 7.4      Proxy Statements; Stockholder Approvals.

                 (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws:

                          (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and shall use its best efforts to obtain such stockholder approval; and

                          (ii) recommend approval and adoption of this Agreement by the stockholders of the Company and include in the Proxy Statement such recommendation, and take all lawful action to solicit such approval.

                 (b) Parent, acting through its Board of Directors, shall, in accordance with applicable law and its Certificate of Incorporation and By-Laws:

                          (i) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its stockholders for the purpose of voting to approve and adopt this Agreement and shall use its best efforts to obtain such stockholder approval; and

                          (ii) recommend approval and adoption of this Agreement by the stockholders of Parent and include in the Proxy Statement such recommendation, and take all lawful action to solicit such approval.

                 (c) Parent and the Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to their stockholders. At the stockholders' meetings, each of Parent and the Company shall vote or cause to be voted in favor of approval and adoption of this Agreement all Shares as to which it holds proxies at such time.

         Section 7.5      Compliance with the Securities Act.

                 (a) Prior to the Effective Time the Company shall cause to be delivered to Parent a list identifying all persons who were, in its reasonable judgment, upon consultation with Locke Purnell Rain Harrell, at the record date for the Company stockholders' meeting convened in accordance with
Section 7.4 hereof, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

                 (b) The Company shall use its best efforts to cause each person who is identified as an Affiliate in the list referred to in (a) above to deliver to Parent at or prior to the Effective Time a written agreement in the form attached hereto as Exhibit A (the "Affiliate Letters").

         Section 7.6 Antitrust Laws. As promptly as practicable, the Company, Parent and Parent Subsidiary shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section
7.1 hereof, the Company will furnish to Parent and Parent Subsidiary, and Parent and Parent Subsidiary will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 7.1 hereof, the Company will provide Parent and Parent Subsidiary, and Parent and Parent Subsidiary will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

         Section 7.7 Employee Stock Options and Convertible Debentures. The Company has not since December 1994 accelerated the vesting or exercisability of or otherwise modified and, except as provided in this Section 7.7, from the date hereof the Company will not accelerate the vesting or exercisability of or otherwise modify, the terms and conditions applicable to the Employee Stock Options whether set forth in the governing stock option plans of the Company (the "Company Stock Option Plans"), the option agreement with the employee or otherwise. At the Effective Time, each of the Employee Stock Options which is outstanding and unexercised both as of the date hereof and at the Effective Time shall continue and be assumed by the Surviving Corporation and any successor corporation and shares of Parent Common Stock in such number as determined pursuant to the Exchange Ratio shall be substituted
for the Shares for which such options are or will be exercisable.        In
accordance with the requirements of Section 14.07 of that certain Indenture (the "Indenture") dated as of April 3, 1986 between the Company and the trustee thereof relating to $51,750,000 of 7 1/4% Convertible Subordinated Debentures due 2011 (the "Debentures"), Company shall cause to be filed with the Trustee at each office or agency maintained for the purpose of conversion of the Debentures and shall cause to be mailed to the holders of the Debentures a notice stating the date on which the Merger is expected to become effective and the date, if any is to be fixed, as of which it is expected that holders of Company Common Stock of record shall be entitled to exchange their shares of Company Common Stock for Parent Common Stock. Such notice shall be mailed at least 20 days prior to the date set forth in the notice and shall otherwise comply with the requirements of Section 14.07 of the Indenture.

         Section 7.8 Public Announcements. Parent and Parent Subsidiary, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be required by law.

         Section 7.9      By-Law Indemnification Provision.

                 (a) Parent shall cause the Surviving Corporation and any successor of the Surviving corporation to keep in effect in its By-Laws a provision for a period of not less than five years from the Effective Time which provides for mandatory indemnification of the past and present officers and directors of the Company and each other person who has been afforded indemnification by the Company as of the date of this Agreement to the fullest extent permitted by the GCL.

                 (b) Parent shall cause to be maintained in effect for a period ending not sooner than the fifth anniversary of the Effective Time directors' and officers' liability insurance providing at least the same coverage with respect to the Company's officers and directors and each other person who has been insured by the Company as of the date of this Agreement as afforded under policies maintained by the Company with respect to its directors and officers prior to the Effective Time which insurance if available within the price Cap as described below shall provide coverage for alleged wrongful acts or omissions occurring with respect to the transactions contemplated by this Agreement and alleged wrongful acts or omissions occurring prior to the Effective Time; provided, however, that Parent shall not be required in order to maintain or procure such coverage to pay annual premiums in excess of two hundred percent (200%) of the current annual premiums paid by the Company for its existing coverage (the "Cap"); and provided, further, that if such coverage cannot be obtained, or can be obtained only by paying annual premiums in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying annual premiums equal to the Cap.

         Section 7.10 Expenses. Whether or not the Merger is consummated all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses except that the filing fees in connection with the HSR Act filing and those expenses incurred in connection with printing the Registration Statement and the related Proxy Statement, as well as the filing fee relating to the Registration Statement will be shared equally by Parent and the Company.

         Section 7.11 Employment Agreements. Without limiting any other contractual obligations of the Surviving Corporation, Parent expressly shall cause the Surviving Corporation and any successor to comply with the provisions of the employment agreements set forth at Schedule 7.11.

         Section 7.12 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulation to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Parent Subsidiary and the Company shall take all such necessary action.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated.

                 (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall have provided for the Merger to be accounted for on a pooling of interest basis.

                 (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of each of the Company and Parent in accordance with applicable law.

                 (d) No preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect.

                 (e) Each of the Company and Parent shall have received an opinion from its financial advisors that the merger is fair from a financial point of view to such entity and its shareholders and such opinion shall not be withdrawn or modified on or before the Effective Time.

         Section 8.2 Conditions to Obligation of the Company to Effect the Merger. In addition to the conditions on 8.1 hereof, the obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                 (a) Each of Parent and Parent Subsidiary shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and Parent Subsidiary contained in this Agreement shall have been true and correct in all material respects at the time made.

                 (b) There shall have not have been a Parent Material Adverse Change since the date of this Agreement. For the purposes of this Agreement, a Parent Material Adverse Change shall mean an event, change or development that individually or in the aggregate with other such events, changes or developments materially and adversely affects the business, financial condition or results of operations of the Parent and its subsidiaries taken as a whole. Any adverse impact on the revenues, income, balance sheet, or operations of the Parent or its subsidiaries caused by adverse changes in orders, backlog, bidding qualifications, relations with resellers, integrators, OEM customers, cancellations and rescheduling of orders, or the ability to retain agreed upon employees or attract new employees, will be presumed, unless there is clear evidence to the contrary, to have occurred as a result of the transaction contemplated by this Agreement or the announcement thereof and in any such event will not be deemed to be an event, change or development which is or will be material and adverse for purposes of this definition.

                 (c) The Company shall have received an opinion of Locke Purnell Rain Harrell counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and that accordingly:

                          (i) No gain or loss will be recognized by the stockholders of the Company who exchange their Shares solely for Parent Shares pursuant to the Merger (except to the extent that cash is received in lieu of a fractional share interest);

                          (ii) The aggregate basis of the Parent Shares received by stockholders in the Merger will be the same as the aggregate basis of the Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

                          (iii) The holding period of the Parent Shares received by stockholders in the Merger will include the period during which the Shares surrendered in exchange therefor were held, provided such Shares were held as a capital asset at the Effective Time.

                 In rendering such opinion counsel may require and rely upon representations contained in certificates of officers of Parent, Parent Subsidiary, Company and others as well as certificates of shareholders who beneficially own five percent or more of the votes or value of any class of stock of Parent, Parent Subsidiary, Company and others.

                 (d) In accordance with the requirements of Section 14.06 of the Indenture, Parent and Parent Subsidiary shall have executed and delivered to Trustee a supplemental indenture providing that the holder of each Debenture then outstanding shall have the right to convert such Debenture into the amount of Parent Common Stock and other securities and property (including cash) receivable after the Effective Time by a holder of the number of shares of Company Common Stock deliverable upon conversion of such Debenture immediately prior to the Effective Time. Such supplemental indenture shall provide for adjustments of the Conversion Price (as such term is defined in the Indenture) which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in Article XIV of the Indenture.

         Section 8.3 Conditions to Obligations of Parent and Parent Subsidiary to Effect the Merger. The obligations of Parent and Parent Subsidiary to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                 (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at the time made. Based upon its review of the matters described in that certain disclosure letter referencing this section dated the date of this Agreement, the Parent shall not have determined in its reasonable judgment that such matters are likely to have a material and adverse affect upon the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

                 (b) There shall have not have been a Company Material Adverse Change since the date of this Agreement. For the purposes of this Agreement, a Company Material Adverse Change shall mean an event, change or development that individually or in the aggregate with other such events, changes or developments materially and adversely affects the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Any adverse impact on the revenues, income, balance sheet, or operation of the Company caused by adverse changes in orders, backlog, bidding qualifications, relations with resellers, integrators, OEM customers, cancellations and rescheduling of orders, or the ability to retain agreed upon employees or attract new employees, will be presumed, unless there is clear evidence to the contrary, to have occurred as a result of the transaction contemplated by this Agreement or the announcement thereof and in any such event will not be deemed to be an event, change or development which is or will be material and adverse for purposes of this definition.

                 (c) Parent shall have received an opinion of Vinson & Elkins L.L.P.. in the form of substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and that accordingly for federal income tax purposes:

                          (i) No gain or loss will be recognized by the stockholders of the Company who exchange their Shares solely for Parent Shares pursuant to the Merger (except to the extent that cash is received in lieu of a fractional share interest);

                          (ii) The aggregate basis of the Parent Shares received by stockholders in the Merger will be the same as the aggregate basis of the Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

                          (iii) The holding period of the Parent Shares received by stockholders in the Merger will include the period during which the Shares surrendered in exchange therefor were held, provided such Shares were held as a capital asset at the Effective Time; and

                          (iv) No gain or loss will be recognized by the Company, Parent or Parent Subsidiary as a result of the Merger.

In rendering such opinion, Vinson & Elkins may require and rely upon representations contained in certificates of officers of Parent, Parent Subsidiary, Company and others as well as certificates of shareholders who beneficially own five percent or more of the votes or value of any class of stock of Parent, Parent Subsidiary, Company and others.

                                   ARTICLE IX

                                  TERMINATION

         Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company or Parent, by the mutual consent of Parent and the Company.

         Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1995, or (b) the approval of the Company's stockholders required by Section 8.1(c) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) the approval of Parent's stockholders required by Section 8.1(c) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree, and, provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         Section 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the Stockholders of the Company if (i) the Board of Directors receives a written opinion from the Company's financial advisors that an Acquisition Proposal is superior to the Merger, and (ii) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines, after receipt of a written opinion of Locke Purnell Rain & Harrell, that such termination is required by its fiduciary duties by reason of an Acquisition Proposal being made.

         Section 9.4      Effect of Termination and Abandonment.

                 (a)      If the Company terminates this Agreement pursuant to
Section 9.3 or either Parent or the Company terminates this Agreement pursuant to Section 9.2(b) and prior to the meeting of the Company's stockholders a competing Acquisition Proposal was received by the

Company then, upon such termination, the Company (or the successor thereto) shall pay Parent a fee (the "Alternative Proposal Fee") in cash of $5,500,000.

                 (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.4 and Section 7.1 and except for the provisions of Sections
7.10 and 10.2. Moreover, in the event of termination of this Agreement pursuant to Section 9.2 or 9.3, nothing herein shall prejudice the ability of the non- breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; and provided further, that in the event Parent has received the Alternative Proposal Fee, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal of the company's exercise of its right of termination under Section 9.3. Notwithstanding the foregoing, in the event the Parent is required to file suit to seek such Alternative Proposal Fee, and it ultimately succeeds on the merits, it shall be entitled to all expenses, including attorneys' fees, which it has incurred in enforcing its rights hereunder.

         Section 9.5 Extension; Waiver. At any time prior to the effective time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in the Confidentiality Letter between the Company and Parent dated April 29, 1995 and executed by Parent on May 2, 1995, and the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 7.8, 7.9, 7.10, 7.12 and 10.2 hereof shall survive beyond the Effective Time.

         Section 10.2     Brokers.  The Company represents and warrants that,
(a) except for its financial advisors, Bear, Stearns & Co. Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and
(b) the Company's fee arrangements with Bear, Stearns & Co. Inc., have been disclosed to Parent. Parent represents and warrants that, except for its financial advisor, Merrill Lynch & Co., (c) no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Parent Subsidiary and
(d) Parent's fee arrangements with Merrill Lynch & Co., have been disclosed to the Company.

         Section 10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telegram or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Parent or Parent Subsidiary, to:


                                                  Grahame N. Clark, Jr.
                                                  BancTec, Inc.
                                                  4435 Spring Valley Road
                                                  Dallas, Texas  75244

                          with a copy to:         Jim A. Watson
                                                  Vinson & Elkins L.L.P.
                                                  3700 Trammell Crow Center
                                                  2001 Ross Avenue
                                                  Dallas, Texas  75201-2975




                 (b)      if to the Company, to:


                                                  Robert A. Vanourek
                                                  Recognition International Inc.
                                                  2701 E. Grauwyler Road
                                                  Irving, Texas  75061

                          with a copy to:

                                                  Don M. Glendenning.
                                                  Locke Purnell Rain Harrell
                                                  (A Professional Corporation)
                                                  2200 Ross Avenue, Suite 2200
                                                  Dallas, TX  75201

         Section 10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, provided that Parent or Parent Subsidiary may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Parent Subsidiary, as the case may be, of its obligations hereunder.

         Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         Section 10.7 Specific Performance. The parties hereto agree that irreparable damages would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREFORE, each of Parent, Parent Subsidiary and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                             BancTec,Inc.



                             By:  /s/ Grahame N. Clark, Jr.
                                ------------------------------------------------
                                  Name: Grahame N. Clark, Jr.
                                  Title: President and Chief Executive Officer


                             BTec Merger Subsidiary, Inc.



                             By:  /s/ Grahame N. Clark, Jr.
                                ------------------------------------------------
                                  Name: Grahame N. Clark, Jr.
                                  Title: President and Chief Executive Officer


                             Recognition International Inc.



                             By:  /s/ Robert A. Vanourek
                                ------------------------------------------------
                                  Name: Robert A. Vanourek
                                  Title:  President and Chief Executive Officer

                LIST OF EXHIBITS AND SCHEDULES TO THE AGREEMENT
                AND PLAN OF MERGER BY AND AMONG BANCTEC, INC.,
        BTEC MERGER SUBSIDIARY, INC. AND RECOGNITION INTERNATIONAL INC.
                            DATED AS OF MAY 19, 1995

        Exhibit A                       Form of Affiliate Letter

        Schedule 4.3                    Subsidiaries of Parent

        Schedule 4.5(b)                 Consents and Approvals; No Violations

        Schedule 4.7                    Absence of Certain Changes or Events

        Schedule 4.12                   Taxes

        Schedule 4.13(i)                Title to Properties; Encumbrances

        Schedule 4.14                   Trademarks, Patents, and Copyrights

        Schedule 4.17                   Employee Benefit Plans

        Schedule 4.19                   Environmental Matters

        Schedule 5.3                    Company Subsidiaries

        Schedule 5.5                    Consents and Approvals; No Violations

        Schedule 5.7                    Absence of Certain Changes or Events

        Schedule 5.8                    Litigation

        Schedule 5.11                   Taxes

        Schedule 5.12                   Employee Benefit Plans

        Schedule 5.12(g)                Claims Pending

        Schedule 5.13                   Title to Properties; Encumbrances

        Schedule 5.17                   Trademarks, Patents and Copyrights

        Schedule 5.18                   Labor Matters

        Schedule 5.19                   Environmental Matters

        Schedule 7.11                   Certain Employment Agreements